UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 2, 2016

SUN HYDRAULICS CORPORATION

(Exact name of registrant as specified in its charter)

Florida	0-21835	59-2754337
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1500 West University Parkway, Sarasota, Florida	34243
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (941) 362-1200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

Amendment of Unit Purchase Agreement for the Acquisition of Enovation Controls, LLC

As previously announced, on November 7, 2016, Sun Hydraulics Corporation (“Sun”) entered into a definitive Unit Purchase Agreement (the “Purchase Agreement”) with Murphy Group, Inc., an Oklahoma corporation (“Murphy Group”), and EControls Group, Inc., a Texas corporation (“EControls,” and together with Murphy Group, the “Sellers”), which together owned a majority of the outstanding membership units of Enovation Controls, LLC, an Oklahoma limited liability company (“Enovation”).

The Purchase Agreement was amended pursuant to Amendment No. 1 to Unit Purchase Agreement, dated December 4, 2016, to (1) reflect certain agreements regarding Estimated Cash, (2) reflect certain agreements in respect of a guarantee obligation of Enovation, (3) restate the forms of certain of the Transaction Documents attached as exhibits to the Purchase Agreement, (4) update certain sections of the Disclosure Schedule, and (5) address certain matters relating to the equity units of Enovation not owned by the Sellers prior to the closing, including correction of a scrivener’s error and more accurately describe the actions relating to the cancellation of the outstanding Class B, Class C, Class D and Class E Units of Enovation and reflecting the manner of payment of the Profits Interests Amount. (The foregoing capitalized terms have the meanings given them in the Purchase Agreement).

The foregoing description of Amendment No. 1 to Unit Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the agreement, a copy of which is attached and incorporated herein by reference to Exhibit 2.1.

Item 2.01.	Completion of Acquisition or Disposition of Assets.

Acquisition of Enovation Controls, LLC

On December 5, 2016, Sun completed its acquisition of all of the outstanding equity interests in Enovation Controls pursuant to the Purchase Agreement, dated as of November 7, 2016, as amended by Amendment No. 1 to Unit Purchase Agreement, dated December 4, 2016, and Enovation’s power controls (“PC”) and vehicle technology (“VT”) lines of business. The PC line provides electronic control systems, displays and customized instrumentation panels for power units, generator sets, off-highway equipment and engine and pump instrumentation. The VT line provides electronic controls and infotainment solutions for vehicle manufacturers, solving complex problems in the recreational and off-highway vehicle and marine markets. Enovation, including certain of its pre-closing subsidiaries, is now a wholly-owned subsidiary of Sun.

The cash consideration paid at closing was approximately $200 million, less outstanding Enovation debt and unpaid transaction fees.  The Unit Purchase Agreement also provides for an earn-out of up to approximately $50 million, payable in three installments after closing, based on the performance of Enovation during the 9, 18 and 27 month periods after closing. An insurance policy was issued at closing which provides approximately $30 million of coverage to Sun for breaches of most of the representations and warranties of the Sellers in the Purchase Agreement, subject to a $3 million deductible. An escrow account of $1.5 million was established as security for the indemnification obligations of the Sellers under the Purchase Agreement.

As provided in the Purchase Agreement, immediately prior to the Closing, on December 5, 2016, pursuant to an Asset Transfer Agreement between Enovation and Genisys Controls, LLC (“Genisys”), Enovation effected a reorganization in which all properties, assets, liabilities and employees of Enovation other than those pertaining to the PC and VT lines of business were transferred to Genisys.  Enovation also assigned to Genisys, and Genisys assumed, all liabilities, obligations and commitments of Enovation as of such date, other than specified retained liabilities set forth in the Asset Transfer Agreement.  Employees who were not part of the PC and VT lines of business were hired by Genisys.  Certain assets and subsidiaries in the United Kingdom, China and India, through which Enovation conducts the PC and VT lines of business, are also part of the acquisition.

The foregoing description of the Asset Transfer Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the agreement, a copy of which is attached and incorporated herein by reference to Exhibit 2.2.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Borrowing under New Credit Agreement

On December 2, 2016, in connection with the anticipated closing of the acquisition of Enovation Controls, LLC, and certain of its subsidiaries, Sun borrowed $140,000,000 under its Amended and Restated Credit Agreement, dated November 22, 2016, with a group of lenders and PNC Bank National Association, as Administrative Agent for the lenders (the “Credit Agreement”).  See the

Current Report on Form 8-K filed on November 29, 2016 for a description of the material terms of, and a copy of, the Credit Agreement.

The borrowing will bear interest at a variable rate of LIBOR plus an applicable margin based on Sun’s leverage ratio (currently 200 basis points).  The interest rate will be determined quarterly based on Sun’s leverage ratio at such time.

Item 9.01.	Financial Statements and Exhibits.
(a)	Financial Statements of Business Acquired.

The financial statements required by Item 9.01(a) of Form 8-K will be filed by amendment within 71 calendar days after the date of this report on Form 8-K.

(b)	Pro Form Financial Information.

The pro forma financial information required by Item 9.01(b) of Form 8-K will be filed by amendment within 71 calendar days after the date of this report on Form 8-K.

(d)Exhibits.

2.1

Amendment No. 1 to Unit Purchase Agreement, dated as of December 4, 2016, amending the Unit Purchase Agreement dated as of November 7, 2016, by and among Sun Hydraulics Corporation, Murphy Group, Inc. and EControls Group, Inc.

2.2	Asset Transfer Agreement, dated as of December 5, 2016, by and between Enovation Controls, LLC and Genisys Controls, LLC.
99.1	Press release of Sun Hydraulics Corporation announcing the completion of the acquisition of Enovation Controls, LLC dated December 6, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUN HYDRAULICS CORPORATION

Dated: December 7, 2016	By:	/s/ Tricia L. Fulton
Tricia L. Fulton
Chief Financial Officer (Principal Financial and Accounting Officer)

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